January 25, 2010	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. To Release
Fourth Quarter and Annual 2009 Earnings on January 29, 2010

Springfield, Mo. (NASDAQ: GSBC) - Great Southern Bancorp, Inc., the holding company of Great Southern Bank, expects to release fourth quarter and annual 2009 earnings on January 29, 2010. The Company is completing its review and updating of provisional fair value measurements (pursuant to FASB ASC 805 (SFAS No. 141 (R), Business Combinations) of the former TeamBank loan portfolio acquired and initially recorded on March 20, 2009, in an FDIC-assisted transaction with loss-share. The Company anticipates this review will result in an additional retrospective gain in the first quarter and full year of 2009. The news release will be available on the Great Southern Investor Relations Web site at www.greatsouthernbank.com.

With total assets of $3.6 billion, Great Southern offers banking, investment, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 72 retail banking centers and more than 200 ATMs in Missouri, Iowa, Kansas and Nebraska. The Company also serves lending needs through a loan production office in Rogers, Ark. Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select stock exchange.

www.greatsouthernbank.com

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company's filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.